EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2014 Third Quarter and First Nine Months Financial Results

•	Consolidated net sales increased 10.6% in the quarter to a record $3.15 billion
•	Net sales from stores open more than twelve calendar months increased 9.6% in the quarter
•	Diluted net income per common share increased 31.4% to a record $3.35 per share in the quarter, including a $.01 per share EPS loss from Comex, and increased 20.9% to a record $7.39 per share in nine months, including an $.18 per share EPS loss from Comex
•	Anticipates 4Q14 sales increase of 6% to 8% and EPS in the range of $1.30 to $1.40; Expects Comex 4Q14 EPS loss of approximately $.10 per share
•	Increasing FY14 EPS guidance to $8.70 to $8.80 per share, including a Comex EPS loss of $.28 per share, vs. $7.26 per share in 2013

CLEVELAND, OHIO, October 28, 2014 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2014. Compared to the same periods in 2013, consolidated net sales increased $303.2 million, or 10.6%, to $3.15 billion in the quarter and increased $831.6 million, or 10.8%, to $8.56 billion in nine months due primarily to higher paint sales volume in our Paint Stores Group and acquisitions. Acquisitions increased consolidated net sales 3.3% in the quarter and 4.1% in nine months. Unfavorable currency translation rate changes decreased consolidated net sales 0.7% in the quarter and 1.1% in nine months.

Diluted net income per common share in the quarter increased to $3.35 per share from $2.55 per share in 2013, and increased in nine months to $7.39 per share from $6.11 per share last year. The quarter and nine months 2013 diluted net income per common share included charges of $.13 and $.21 per share, respectively, related to Brazil tax assessments. The increases in third quarter and nine month diluted net income per common share were due primarily to improved operating results of the Paint Stores, Global Finishes and Consumer Groups. Acquisitions decreased diluted net income per common share by $.01 per share and $.18 per share in the quarter and nine months, respectively. Currency translation rate changes decreased diluted net income per common share by $.03 per share in the quarter and $.08 per share in nine months.

Net sales in the Paint Stores Group increased 15.0% to $2.03 billion in the quarter and increased 16.1% to $5.27 billion in nine months due primarily to higher architectural paint sales volume across all end market segments. Acquisitions increased net sales 4.6% in the quarter and 5.9% in nine months. Net sales from stores open for more than twelve calendar months increased 9.6% in the quarter and increased 9.2% in nine months over last year’s comparable periods. Paint Stores Group segment profit increased $72.4 million to $431.8 million in the quarter from $359.4 million last year and increased $132.0 million to $954.0 million in nine months from $822.0 million last year due primarily to higher paint sales volume partially offset by the loss from acquisitions and increases in selling, general and administrative expenses. Acquisitions had an unfavorable impact on segment profit of $5.4 million in the quarter and $32.3 million in nine months. Segment profit as a percent to net sales increased in the quarter to 21.3% from 20.4% last year due primarily to higher paint sales volume partially offset by the impact of acquisitions. Segment profit as a percent to sales was flat at 18.1% in nine months compared to 2013 due to the impact of acquisitions.

Net sales of the Consumer Group increased 5.0% to $385.2 million in the quarter and increased 7.0% to $1.14 billion in nine months due primarily to the impact of acquisitions and higher volume sales to most of the Group’s retail customers. Acquisitions increased net sales 3.9% and 4.3% in the quarter and nine months, respectively. Segment profit increased to $79.0 million in the quarter from $73.1 million last year and increased to $222.5 million in nine months from $206.1 million last year due primarily to higher volume sales, and improved operating efficiencies. Acquisitions decreased segment profit $1.9 million in the quarter and had no significant impact on segment profit in nine months. As a percent to net external sales, segment profit increased in the quarter to 20.5% from 19.9% last year and increased in nine months to 19.5% from 19.3% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 5.7% to $536.3 million in the quarter due primarily to higher paint sales volume and selling price increases. Nine month sales stated in U.S. dollars increased 4.7% to $1.58 billion due primarily to selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 0.4% in the quarter and 0.7% in nine months. Stated in U.S. dollars, segment profit increased in the quarter to $60.8 million from $44.5 million last year due primarily to higher paint sales volume, the $6.3 million gain on the early termination of a customer agreement and selling price increases. Nine month segment profit increased to $162.1 million from $132.9 million last year due primarily to improved operating efficiencies, selling price increases, and the early termination of a customer agreement. Unfavorable currency translation rate changes decreased segment profit $0.9 million in the quarter and $3.3 million in nine months. As a percent to net external sales, segment profit was 11.3% in the quarter versus 8.8% last year and 10.3% in nine months compared to 8.8% in 2013.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 4.0% to $200.4 million in the quarter and decreased 7.6% to $564.0 million in nine months due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 7.8% in the quarter and 11.8% in nine months. Stated in U.S. dollars, segment profit increased in the quarter to $11.8 million from a loss of $1.0 million last year and increased in nine months to $27.4 million from $20.7 million last year due primarily to charges recorded in the third quarter and nine months 2013 related to Brazil tax assessments and selling price increases partially offset by lower volume sales, increasing raw material costs and unfavorable currency translation rate changes. Charges of $19.8 million and $31.6 million in the quarter and nine months 2013, respectively, were related to Brazil tax assessments. Unfavorable currency translation rate changes decreased segment profit $4.0 million in the quarter and $10.7 million in nine months. As a percent to net external sales, segment profit improved in the quarter to 5.9% from negative 0.5% last year and increased in nine months to 4.9% from 3.4% in 2013.

The Company acquired 2.00 million shares of its common stock through open market purchases in the quarter and 5.33 million shares in nine months. The Company had remaining authorization at September 30, 2014 to purchase 6.83 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in the third quarter and first nine months of 2014 on the continued positive sales volume and strong operating results of our Paint Stores Group. The Paint Stores Group architectural volume growth was positive across all end market segments. The Comex acquisition continues to perform better than expected in the year. Our Consumer Group improved its operating results through higher volume sales and operating efficiencies. Our Global Finishes Group continues to improve its operating margins through improved operating efficiencies. The Latin America Coatings Group is minimizing the impact on its core operating margins through selling price increases and good cost control, although we are not satisfied with the results.

“We are continuing to invest in our business. In the first nine months, Paint Stores Group opened 51 net new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at September 30, 2014 was 10.8% compared to 12.5% last year. During the quarter, we continued to buy shares of our stock, and we increased the dividend rate to $.55 from $.50 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the fourth quarter, we anticipate our consolidated net sales will increase six to eight percent compared to last year’s fourth quarter. At that anticipated sales level, we estimate diluted net income per common share in the fourth quarter of 2014 to be in the range of $1.30 to $1.40 per share compared to $1.14 per share earned in the fourth quarter of 2013. This guidance includes our expectation that the Comex acquisition will reduce diluted net income per common share by approximately $.10 per share in the fourth quarter. For the full year 2014, we expect consolidated net sales to increase nine to eleven percent compared to full year 2013. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2014 to a range of $8.70 to $8.80 per share compared to $7.26 per share earned in 2013. This annual guidance includes our expectation that the Comex acquisition will increase net sales by a low single digit percentage in the year and negatively impact diluted net income per common share $.28 per share in 2014.”

The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months, and its outlook for the fourth quarter and full year 2014, at 11:00 a.m. EDT on Tuesday, October 28, 2014. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 28th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 17, 2014 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Thousands of dollars, except per share data
Net sales	$3,150,570	$2,847,417	$8,560,121	$7,728,474
Cost of goods sold	1,679,615	1,551,459	4,613,612	4,236,086
Gross profit	1,470,955	1,295,958	3,946,509	3,492,388
Percent to net sales	46.7%	45.5%	46.1%	45.2%
Selling, general and administrative expenses	984,366	889,690	2,837,637	2,505,493
Percent to net sales	31.2%	31.2%	33.1%	32.4%
Other general expense – net	11,873	834	12,071	5,266
Interest expense	16,025	15,394	48,793	45,774
Interest and net investment income	(764)	(916)	(2,110)	(2,363)
Other (income) expense – net	(14,593)	3,494	(19,237)	1,488

Income before income taxes	474,048	387,462	1,069,355	936,730
Income taxes	147,808	124,496	336,211	300,292

Net income	$326,240	$262,966	$733,144	$636,438

Net income per common share:
Basic	$3.42	$2.60	$7.53	$6.24
Diluted	$3.35	$2.55	$7.39	$6.11
Average shares outstanding – basic	94,800,191	100,460,185	96,744,423	101,362,328

Average shares and equivalents outstanding – diluted	96,714,043	102,622,514	98,670,999	103,551,542

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 28th release.

4